Exhibit 10.53

April 5, 2004

VIA HAND DELIVERY

Mr. John J. Walsh

5480 East Bromley Drive

Oak Park, CA  91377

Dear John:

This letter memorializes our agreement (the “Agreement”) regarding continuance of your paid leave of absence and subsequent termination of your employment with Special Devices, Incorporated (“SDI”).  Please confirm your acceptance of the Agreement by signing the duplicate copy of this letter where indicated on page 7 and returning it to me no later than May 10, 2004.

1.                                       Continuation of Paid Leave of Absence.  You will remain on paid leave of absence through March 31, 2005.  During this period, so long as you comply with your obligations hereunder, you will continue to be paid your current base salary and will remain entitled to coverage under all applicable benefits plans, except that you will not be eligible to participate in the Management Incentive Plan.  You also will be entitled to use of the company vehicle currently in your possession, but all expenses associated with operation and maintenance of the vehicle that are not covered by the lessor under the terms of the lease will be for your own account, except for insurance, which will be paid by SDI.  During this period, you will remain available to me and the Board of Directors to provide such general advice, cooperation, and assistance, as we may request from time to time, regarding projects you were involved in during your employment with SDI or any other similar matters on which we may request your assistance from time to time, provided, however, that you will not be required to devote more than ten (10) hours per month to such matters, and will not be required to travel outside of the State of California.  The foregoing ten (10) hour limitation shall not apply if your assistance is required in connection with litigation to which SDI is a party.  While on leave, you will not be precluded from being employed elsewhere, so long as such employment is not in the Prohibited Lines of Business described in paragraph 7, but you may not, without SDI’s prior approval, contact anyone at SDI or contact SDI’s customers or vendors on any matter of SDI’s business, or engage in any way, whether directly or indirectly or in any capacity or relationship, in the Prohibited Lines of Business described in Section 7 of this letter.  We will provide at least five (5) business days prior written notice of any need for your assistance hereunder, which notice will include a reasonably complete description of the matter with respect to which we require your assistance.  You will be reimbursed for all reasonable expenses incurred in connection with the performance of your duties hereunder, subject to and in accordance with policies and procedures of SDI in effect from time to time relating to reimbursement of employees.  After March 31, 2005, your employment will terminate and you will be engaged by SDI as a consultant (see Section 7 of this letter).

2.                                       Resignation as an Officer.  You will submit your resignation from the offices of Executive Vice President and Chief Operating Officer on or before May 10, 2004.  The resignation should be in writing in the form attached as Attachment A.  In addition, you will resign from any and all offices or positions held by you with any of SDI’s affiliates, and promptly upon SDI’s request will execute all documents that may be required to give effect to such resignations and in order to effect the transfer to SDI’s designee of any shares held by you in such affiliates.  In order to facilitate this process, you agree to keep us advised of your current home and business street and email addresses and telephone and facsimile numbers, as well as your mobile telephone numbers.  Notwithstanding your resignation from these offices, your employment will continue through March 31, 2005 as provided above.

3.                                       Final Paycheck.  Subject to SDI’s established policies, your final paycheck will include payment of your current base salary through March 31, 2005 (the effective date of the termination of your employment), and any accrued but unused paid-time-off, less income tax withholding and other standard payroll deductions.

4.                                       COBRA and Benefit Plans; Outplacement Assistance.  If you currently are participating in SDI’s group health plan, you will be eligible to continue participating in that plan for a period of time after March 31, 2005, at your own expense, in accordance with COBRA.  You will receive additional information regarding COBRA under separate cover from SDI’s plan administrator.  Your eligibility to make additional contributions to SDI’s 401(k) plan will terminate effective March 31, 2005.  You have the options of leaving your accrued balance in SDI’s plan, rolling your balance over into another qualified plan, or seeking a distribution of your account subject to early withdrawal penalties required by law.  Under SDI’s life insurance policy, coverage will continue until March 31, 2005, at which time you may have the option to convert your group term-life policy into a non-group whole-life policy under the terms of the policy.  Should you choose not to convert your life insurance policy, your life insurance coverage will terminate 30 days after the termination of your employment.  Finally, SDI will pay for outplacement services to be provided by Drake Beam Moran, 21820 Burbank Boulevard, Woodland Hills, California 91367, for a period of up to six months commencing on the date of your acceptance of this Agreement, provided that the cost to SDI of such services shall not exceed $7,500.00.  Notwithstanding the foregoing, if you accept fulltime employment other than with SDI prior to March 31, 2005, the foregoing obligations of SDI in respect of benefits coverage and outplacement assistance will terminate as of the date on which you begin such employment.

5.                                       Retirement and Stock Option Plans; Employee Loan.

(a)                                  Retirement and Stock Option Plans.  Nothing in this Agreement will affect any vested benefits that you may have in connection with any retirement or stock option plan, including the Deferred Compensation Plan (the “DCP”).  Without restricting the generality of the foregoing, we agree that your DCP account shall not be subject to forfeiture pursuant to Section 3.4 of the DCP.  If requested by you in writing on or before February 15, 2005, SDI will extend the deadline for exercising your vested options under that certain Incentive Stock Option Agreement No. 71 dated May 1, 2002 (“ISO”) to a date not later than May 1, 2012 (currently, the ISO provides that you must exercise vested options within thirty (30) days following the termination of your employment).  Neither party shall request any other amendment to the ISO at the time of seeking or granting any such extension. You acknowledge that, depending upon the length of the extension you request, if any, amending the ISO to extend the deadline for exercising the options may have tax consequences, and we recommend that you consult with your tax advisor before deciding whether to request amendment of the ISO.  We will provide you and your tax advisor with any information (but not advice or recommendations) that you may reasonably require in order to reach an informed decision on this matter.

(b)                                 Employee Loan.  Your W-2s for 2004 and 2005 will continue to reflect Other Compensation for the interest expense and related tax gross up, calculated in accordance with past practice, as more fully disclosed in Mr. Reeder’s memorandum to you dated December 19, 2003, a copy of which is attached.  In accordance with Mr. Reeder’s memorandum, the loan balance will be forgiven as of the termination of your employment on of March 31, 2005 and will be reflected as income on your W-2 for 2005.

6.                                       Return of Property.  The company vehicle currently in your possession is to be returned to the Vice President, Human Resources no later than March 31, 2005 unless otherwise agreed by you, SDI, and the lessor of the vehicle.  Except as otherwise provided herein, you agree to return to SDI immediately upon request any and all property of SDI, including any credit cards, keys, cellular telephones, computers, computer disks, computer programs, files, and any documents or information in any format prepared or received by you or SDI, remaining in your possession or control, relating in any way to SDI’s business operations.  SDI will not be obligated to make any payment to you under this Agreement until you have returned all such property to SDI to SDI’s satisfaction.  To the best of your (and SDI’s) knowledge, all such property previously provided to you (except the company vehicle) has been returned.  Without restricting the generality of the foregoing, SDI acknowledges that your badge, keys, cell phone, Blackberry and company credit cards have been returned.

7.                                       Engagement as a Consultant.  Effective April 1, 2005, so long as you comply with your obligations hereunder, you will be engaged as a consultant to SDI for a one-year period terminating on March 31, 2006.  During this period, you will remain available to me and the Board of Directors to provide such general advice, cooperation, and assistance, as we may request from time to time, regarding projects you were involved in during your employment with SDI or any other similar matters on which we may request your assistance from time to time, provided, however, that you will not be required to devote more than ten (10) hours per month to such matters, and will not be required to travel outside of the State of California.  The foregoing ten (10) hour limitation shall not apply if your assistance is required in connection with litigation to which SDI is a party.  While engaged by SDI as a consultant, you will not be precluded from being employed elsewhere, so long as such employment is not in the Prohibited Lines of Business (as defined below), but you may not, without SDI’s prior approval, contact anyone at SDI or contact SDI’s customers or vendors on any matter of SDI’s business.  We will provide at least five (5) business days prior written notice of any need for your services hereunder, which notice will include a reasonably complete description of the matter with respect to which we require your assistance.  You will be paid an annual fee of $175,000 for your services as a consultant, payable in equal bi-monthly installments on the first and third Friday of each month, commencing on the first Friday of April, 2005.  In addition, you will be reimbursed for all reasonable expenses incurred in connection with the performance of your duties as a consultant hereunder, subject to and in accordance with policies and procedures of SDI in effect from time to time relating to reimbursement of consultants.  You agree that you will not, during the period of your consultancy, except with the express prior written consent of SDI, directly or indirectly, on or before March 31, 2006, voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons not parties to this Agreement, or as a partner, stockholder, director, officer, principal, agent, consultant, joint venturer, employee or in any other capacity or relationship, for your own account or for the benefit of any other person, firm, corporation, partnership, association or other entity:

(i)                                     establish, engage in, conduct, assist or be connected with any business that engages in or conducts any business that competes directly with SDI in the automotive or mining and blasting fields, including those companies listed on Attachment B hereto (collectively, the “Prohibited Lines of Business”);

(ii)                                  solicit, divert, accept any business in any of the Prohibited Lines of Business from or otherwise take away or interfere with any former, present or future customer, supplier or account of SDI; or

(iii)                               solicit, divert or induce any present or future officers, directors or employees of SDI to leave the employ of or otherwise terminate their relationship with SDI.

8.                                       Confidentiality.  You are required to keep confidential the fact of and the terms of this Agreement, as well as any legally protected confidential, proprietary, or trade secret information that you acquired or may acquire during your employment with SDI or while serving as a consultant to SDI.  This is intended to cover any information of a nature not normally disclosed by SDI to the general public, including financial information, business plans, strategic plans, marketing strategies, and other information about the present or proposed operations of SDI.  You shall not disclose any such information to any person or entity outside of SDI at any time in the future, and you shall not use any such information for the benefit of anyone other than SDI.  This provision shall not be deemed to limit your disclosure of the terms of this Agreement to legal or financial advisors that have a reasonable need to know of such terms in connection with providing professional advice to you, or to make truthful disclosures required by law.

SDI agrees to keep the fact of and the terms of this Agreement confidential, provided that nothing herein shall be deemed to limit SDI’s disclosure of such information to legal or financial advisors that have a reasonable need to know such information in connection with providing professional advice to SDI or, subject to confidentiality agreements, in the course of responding to due diligence requests, or to make truthful disclosures required by law.

9.                                       Non-disparagement.  You agree that you will not communicate to anyone any adverse, disparaging or derogatory statements or information concerning SDI or any current or former director, officer or employee of SDI.  Likewise, SDI agrees that it will not communicate to anyone any adverse, disparaging or derogatory statements or information concerning you.  In response to any request for information about you from any prospective employer, SDI will confirm that it is the company’s policy only to provide the dates of your employment and the position that you held, which SDI agrees to do, and SDI shall further inform the inquirer that you were engaged as a consultant to SDI following termination of your employment.  Nothing in this Agreement shall restrict you or SDI from making truthful disclosures as required by law.

10.                                 General Releases of Claims.

(a)                                  Your Release.  In return for the above consideration, you agree to release SDI of and from any and all claims arising out of or related to your employment, including the termination of your employment, provided that nothing in this Release shall be deemed to waive any existing rights to insurance coverage in respect of any claims that may be made against you arising out of or related to your employment.  By this paragraph, you are waiving any claims that may exist against SDI, its directors, officers, board members, employees, agents, predecessors, successors and assigns, and all other related or affiliated persons or entities (“SDI entities”).  This is a General Release.  Thus, you agree on behalf of yourself and on behalf of your heirs, executors, administrators and assigns, that you forever and irrevocably release and discharge the SDI entities from any and all grievances, suits, judgments, claims, demands, debts, actions or causes of action, obligations, damages, and liabilities whatsoever which you now have, have had, or may have had, whether known or unknown, at law or in equity in any way relating to any matter, act, occurrence, or transaction on or before the date you execute this Agreement, including your employment with SDI and the termination of your employment (“claims”).  You expressly acknowledge that this General Release includes your release of any tort and contract claims, claims under any local, state or federal law or regulation, and specifically including wage and hour laws, wage collection laws or labor relations laws, and any claims of discrimination on the basis of age, race, sex, religion, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination, harassment or retaliation, under the California Fair Employment and Housing Act, the California Labor Code, the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Age Discrimination In Employment Act (29 U.S.C. §§ 621 et seq.), the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), and any other claim under any common-law doctrine, statute or regulation prohibiting employment discrimination or relating to your employment in any way whatsoever.

Except as provided for in the above paragraph, you acknowledge and agree that it is your intention in executing this Agreement that it shall be effective as a bar to each and every claim, charge, demand, suit, action, cause of action and debt specified in this Agreement.  In furtherance of this intention, you expressly waive any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding Section 1542 of the Civil Code of California, you expressly consent that this Agreement shall be given full force and effect according to each and all of its expressed terms and provisions, including those relating to unspecified claims, if any, and those relating to any other claims, charges, demands, suits, actions, causes of action and debts specified in this Agreement.  You acknowledge that you are aware that you may subsequently discover claims or facts in addition to, or different from, those, which you now know or believe to exist with respect to the subject matter, covered by this Agreement and which, if known or suspected at the time of executing this Agreement, might have materially affected this Agreement.  Nevertheless, you waive any right, claim or causes of action that might arise as a result of such different or additional claims or facts, except as provided for in the above paragraphs.  By your signature below, you acknowledge that you understand the significance and consequences of such a release and specific waiver of Section 1542.

(b)                                 SDI’s Release.  In return for the above consideration, SDI agrees to release you of and from any and all claims arising out of or related to your employment, including the termination of your employment, provided that nothing in this Release shall be deemed to waive any existing rights to insurance coverage in respect of any claims that may be made against SDI arising out of or related to your employment.  By this paragraph, SDI is waiving any claims that may exist against you, your heirs, executors, administrators and assigns (“Walsh entities”).  This is a General Release.  Thus, SDI agrees on behalf of itself and on behalf of its predecessors, successors and assigns, that it forever and irrevocably releases and discharges the Walsh entities from any and all grievances, suits, judgments, claims, demands, debts, actions or causes of action, obligations, damages, and liabilities whatsoever which SDI now has, has had, or may have had, whether known or unknown, at law or in equity in any way relating to any matter, act, occurrence, or transaction on or before the date you execute this Agreement, including your employment with SDI and the termination of your employment (“claims”).  SDI expressly acknowledges that this General Release includes a release of any tort and contract claims, claims under any local, state or federal law or regulation, and any other claim under any common-law doctrine, statute or regulation relating to your employment in any way whatsoever.

Except as provided for in the above paragraph, SDI acknowledges and agrees that it is SDI’s intention in executing this Agreement that it shall be effective as a bar to each and every claim, charge, demand, suit, action, cause of action and debt specified in this Agreement.  In furtherance of this intention, SDI expressly waives any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding Section 1542 of the Civil Code of California, SDI expressly consents that this Agreement shall be given full force and effect according to each and all of its expressed terms and provisions, including those relating to unspecified claims, if any, and those relating to any other claims, charges, demands, suits, actions, causes of action and debts specified in this Agreement.  SDI acknowledges that it is aware that it may subsequently discover claims or facts in addition to, or different from, those, which it now knows or believes to exist with respect to the subject matter, covered by this Agreement and which, if known or suspected at the time of executing this Agreement, might have materially affected this Agreement.  Nevertheless, SDI waives any right, claim or causes of action that might arise as a result of such different or additional claims or facts, except as provided for in the above paragraphs.  By its signature below, SDI acknowledges that it understands the significance and consequences of such a release and specific waiver of Section 1542.

11.                                 Enforcement.  If either you or SDI asserts any claim against the other or any of the other released entities or individuals in violation of the foregoing General Release, the party asserting such claim will be liable for the costs and attorneys’ fees that the other party or released entity or individual incurs in defending against any such claim.  However, nothing in this paragraph will affect the ability of either party to enforce the rights specifically provided for under this Agreement, nor will it affect any rights with respect to any future claims arising out of events that may occur after the execution of this Agreement.

12.                                 Dispute Resolution.  Any controversy or claim arising out of, or relating to, the enforcement of this Agreement shall first be settled through good faith negotiation between you and SDI’s President and CEO.  If you and SDI are not able to resolve the matter, then any controversy or claim arising out of, or relating to, this Agreement will be submitted to mediation administered by JAMS and then, if necessary, to final and binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules and Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness (“JAMS Rules”) and the California Uniform Arbitration Act and Section 1280 et seq. of the California Code of Civil Procedure.  To the extent that the JAMS rules and California law are in conflict, California law shall prevail.  It is agreed that the procedures set forth in this section will be the exclusive, final, and binding means for the resolution of any disputes relating to the enforcement of this Agreement.

It is further acknowledged and agreed that the obligation to arbitrate is fully enforceable under the Federal Arbitration Act and the California Uniform Arbitration Act, and that judgment upon the arbitration award rendered by the arbitrator may be entered in any court having jurisdiction over such claims.  It is further acknowledged and agreed that this Agreement does not alter any of the substantive rights the parties may have under law. Discovery shall be conducted in accordance with the provisions of the California Code of Civil Procedure applicable to arbitrations and the arbitrator shall issue a written award specifying the factual and legal basis for the award.

13.                                 Reimbursement.  To the extent that the General Release of claims in Section 10(a)  of this Agreement is determined not to be enforceable and you initiate any claim that would have been covered by the terms of said Section 10(a), then you agree to reimburse SDI for any benefits you have received under this Agreement, other than benefits listed on Attachment C hereto that are vested as of the date of your acceptance of this Agreement.

14.                                 Entire Agreement.  This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings and negotiations, both written and oral, between us with respect to the subject matter of this Agreement and the termination of your employment with SDI, including, without limitation, that certain memorandum dated February 6, 2004.

15.                                 Offer Period.  Please read this Agreement carefully.  You are advised to consult with your own legal advisors if you so desire.  Pursuant to the Older Worker Benefits Protection Act, you have up to twenty-one (21) days from the date of this letter to consider this Agreement before signing it.  In addition, once you sign this Agreement, you will have seven days within which to revoke this Agreement.  Any revocation must be in writing and delivered to SDI’s President within seven days after you sign this Agreement.  This Agreement will not become effective until the seven-day revocation period has expired and, therefore, you will not receive any payments under this Agreement until after the revocation period has expired.  Of course, if you revoke this Agreement or otherwise choose not to sign it, you will not receive any of the special consideration provided for under this Agreement.

If the foregoing terms are acceptable to you, please confirm your agreement by signing your name below.  Your signature will indicate that you are entering into this Agreement freely and with a full understanding of its terms and effect.  No changes to this Agreement will be valid unless in writing and signed by both you and SDI’s President and CEO.  Any signature on this Agreement transmitted via facsimile shall have the full force and binding effect under the law as would an original signature.  The undersigned acknowledge that transmission of such signatures via facsimile shall, however, not relieve each party from the obligation to transmit their respective original signatures via United States first-class mail to the other party, which the undersigned expressly agree to do.

The obligations of SDI under this Agreement are contingent upon your compliance with all of its terms and conditions.  Please let me know if you have any questions.

Sincerely,

SPECIAL DEVICES, INCORPORATED

By:	/s/ THOMAS W. CRESANTE
Thomas W. Cresante
President and CEO

Date: May 10, 2004

After carefully considering my rights and reviewing this Agreement and after consulting with the advisors of my choice, I have knowingly and voluntarily decided to agree to the terms set forth in this letter, as evidenced by my signature below.

/s/ JOHN J. WALSH
John J. Walsh

Social Security Number:

Date: May 10, 2004